UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2026

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4930 Directors Place, Suite 500, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective as of September 8, 2026, the Board of Directors (the “Board”) of Kura Oncology, Inc. (the “Company”) appointed Jennifer Fulk as the Company’s Chief Financial Officer, principal financial officer (replacing Troy E. Wilson, Ph.D., J.D. solely with respect to such role) and principal accounting officer (replacing Thomas Doyle solely with respect to such role).

Ms. Fulk, age 49, served as Chief Financial Officer of Soleno Therapeutics, Inc., from March 2026 to May 2026. Previously, she served as Chief Operating Officer and Chief Financial Officer of 120Water, Inc., from September 2024 to October 2025 and as Chief Financial Officer of Talkspace, Inc., a publicly traded virtual behavioral healthcare company, from July 2021 to May 2024. Prior to that, Ms. Fulk spent more than 15 years at Eli Lilly and Company in finance executive roles, including as Chief Financial Officer, U.S. Bio-Medicines; Vice President, Investor Relations; Vice President, Global Finance and Integration, Elanco; and Chief Financial Officer, Lilly Germany, Austria, and Switzerland. In these roles, she led global finance teams, supported commercial and research and development organizations, and partnered closely with executive leadership on strategy, operations and capital markets engagement. Ms. Fulk earned her Bachelor of Science in Information Systems and a Master of Business Administration from Indiana University.

In connection with Ms. Fulk’s appointment, the Company entered into an employment agreement with Ms. Fulk on September 8, 2026 (the “Fulk Agreement”). Pursuant to the Fulk Agreement, Ms. Fulk is (i) entitled to an annual base salary of $550,000, (ii) eligible to receive an annual discretionary bonus of up to 45% of her then current base salary, (iii) entitled to receive an option to purchase 450,000 shares of the Company’s common stock (the “Option”), and (iv) entitled to receive a one-time performance-based restricted stock unit award covering 173,438 shares of the Company’s common stock (the “PSU”). The shares subject to the Option shall vest over a 4-year period according to the following schedule: 25% of the shares will vest as of the one-year anniversary of the vesting commencement date and 1/48th of the shares will vest monthly thereafter. The shares subject to the PSU shall vest in six installments based upon the achievement of net product revenue, clinical development and regulatory approval milestones as determined by the Board. In each case, vesting of the equity awards is subject to Ms. Fulk’s continuous service with the Company.

Pursuant to the Fulk Agreement, subject to providing a release of claims against the Company, in the event Ms. Fulk’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability) or Ms. Fulk resigns for Good Reason (as each term is defined in the Fulk Agreement), in each case more than 59 days prior to or 18 months after the closing of a Corporate Transaction (as defined in the Fulk Agreement), then Ms. Fulk shall be entitled to (i) a cash lump sum payment equal to 12 months of Ms. Fulk’s then-current base salary, (ii) continued payment by the Company of COBRA health insurance premiums for Ms. Fulk and her eligible dependents for up to 12 months following the date of her separation from service (such date, the “Separation Date”) and (iii) an extension of the post-termination exercise period for any outstanding stock options held by Ms. Fulk to the shorter of 12 months and the remaining term of the applicable outstanding option. In the event such termination or resignation occurs within 59 days prior to, on or within 18 months following the closing of a Corporate Transaction, then Ms. Fulk shall be entitled to (i) a cash lump sum payment equal to 18 months of her then-current base salary, (ii) a cash lump sum payment equal to 150% of her target bonus for the year in which the Corporate Transaction occurs, (iii) continued payment by the Company of COBRA health insurance premiums for Ms. Fulk and her eligible dependents for up to 18 months following the applicable Separation Date, (iv) full acceleration of vesting of all outstanding equity awards held by Ms. Fulk (with performance-based awards vesting at target) and (v) an extension of the post-termination exercise period for any outstanding stock options held by Ms. Fulk to the shorter of 12 months and the remaining term of the applicable outstanding option.

Ms. Fulk’s employment is at-will and may be terminated at any time by either Ms. Fulk or by the Company with or without cause and without notice.

Ms. Fulk has no family relationships with any of the Company’s directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Ms. Fulk and any other person pursuant to which she was selected to her role with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: September 8, 2026	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer